Exhibit 99.1

AITX Books a 56 Unit ROSA Expansion Order Through its Subsidiary Robotic Assistance Devices

Detroit, Michigan, November 30, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), is pleased to announce a large expansion order from a major big box retailer. The order was facilitated through one of RAD’s largest national authorized dealers.

This expansion order follows a successful pilot-to-full deployment trajectory, reflecting the growing confidence in RAD’s technology in logistics, warehouse, and distribution center environments. Additional details can be found in a press release dated July 27, 2023: AITX’s Subsidiary, Robotic Assistance Devices, Books Order for 27 ROSA Security Robots from Leading Retail Chain. Notably, this expansion does not involve the end user client’s retail side but focuses exclusively on their extensive distribution center operations.

The client, with a vast network of over 2,000 stores across the U.S., Canada, and Mexico, supported by over 100 distribution centers in the U.S. alone, including 20 in Texas, has recognized the value of RAD’s solutions. The pilot program, which began at the end of February 2023 with a single ROSA unit at their Goodyear, Arizona facility, demonstrated ROSA’s versatility and performance in both indoor and outdoor placements.

Following the pilot program’s success, the first significant deployment occurred in Romulus, Michigan in August 2023, involving 8 units in a warehouse and distribution center environment. This deployment focused on indoor monitoring and has been fully operational, with ongoing discussions related to the unit’s response panel and device optimization. This further demonstrates the versatility of ROSA as it has been, until now, primarily used in outdoor environments.

The expansion order for 56 RAD devices encompasses 8 locations, each receiving 7 ROSA units. These locations include Montgomery, AL, Baytown, TX, Joliet, IL, Monee, IL, Goodyear, AZ, Riverside, CA, Monroe, OH and McDonough, GA, and brings RAD’s presence to a total of nine distribution centers for this client.

Steve Reinharz, CEO of AITX and RAD, stated, “This large client expansion is a milestone for RAD. It underscores the scalability and effectiveness of our solutions in complex warehouse environments. Our continued partnership with this dealer, plus the client’s demonstrated commitment to adopting and embracing RAD technology is an affirmation of the value we deliver.”

Furthermore, the Company noted that there are ongoing discussions regarding future expansion orders and deployments throughout several additional client distribution center locations.

“This is the continuation of the penetration of our technology in the warehousing and distribution sector. We’re looking forward to seeing our solutions make a significant impact in improving security and operational efficiency in these environments,” added Reinharz.

ROSA is a multiple award-winning, compact, self-contained, portable, security and communication solution that can be installed and activated in about 15 minutes. ROSA’s AI-driven security analytics include human, firearm, vehicle detection, license plate recognition, responsive digital signage and audio messaging, and complete integration with RAD’s software suite notification and autonomous response library. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published five Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price. The realization of the revenue referenced above is contingent upon several factors, including RAD producing and delivering the ordered products, customer acceptance of said deliveries, proper operation, client acceptance, client payment and any other issues that could interfere with these activities.

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Steve Reinharz

949-636-7060
@SteveReinharz